                                                                    Exhibit 10.1


                            UNITED STATES OF AMERICA
                                     BEFORE
              THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
                                WASHINGTON, D.C.


------------------------------------)
                                    )
Written Agreement by and between    )
                                    )
CIVITAS BANKGROUP, INC.             )
Franklin, Tennessee                 )        Docket No. 05-011-WA/RB-HC
                                    )
and                                 )
                                    )
FEDERAL RESERVE BANK                )
  OF ATLANTA                        )
Atlanta, Georgia                    )
------------------------------------)


     WHEREAS, in recognition of their common goal to restore and maintain the financial soundness of Civitas BankGroup, Inc., Franklin, Tennessee ("Civitas"), a registered bank holding company that has or formerly had ownership interests in, and provides operational oversight and services to, subsidiary banks (each individually, a "Subsidiary Bank," and collectively, the "Subsidiary Banks"), Civitas and the Federal Reserve Bank of Atlanta (the "Reserve Bank") have mutually agreed to enter into this Written Agreement (the "Agreement");

     WHEREAS, Civitas oversees the activities and operations of the Subsidiary Banks and services provided by Civitas to the Subsidiary Banks include but are not limited to, risk management, credit administration, loan review, audit, and deposit operations;

     WHEREAS, as a result of the identification of deficiencies in various areas by the Reserve Bank, Civitas is taking steps to enhance and improve the centralized functions and services it provides to the Subsidiary Banks; and

     WHEREAS, on April 21, 2005, the board of directors of Civitas, at a duly constituted meeting, adopted a resolution authorizing and directing Richard Herrington to enter into this

Agreement on behalf of Civitas and consenting to compliance by Civitas and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. 1813(u) and 1818(b)(3)), with each and every applicable provision of this Agreement.

     NOW, THEREFORE, Civitas and the Reserve Bank agree as follows:

MANAGEMENT

     1. (a) Within 30 days of this Agreement, the board of directors of Civitas shall retain an independent consultant acceptable to the Reserve Bank to conduct a review of the management, directorate, and organizational structure of Civitas (the "Management Review") and to prepare a written report of findings and recommendations (the "Consultant's Report"). The primary purpose of the Management Review shall be to aid in the development of a directorate and management structure, consisting of qualified and trained personnel, that is suitable to Civitas's enterprise-wide needs. The Management Review shall, at a minimum, address, consider, and include:

               (i) The identification of the type and number of officer positions needed to manage and properly supervise the affairs of Civitas's consolidated organization;

               (ii) the identification and establishment of committees of Civitas's board of directors that are needed to provide guidance and oversight for the consolidated organization;

               (iii) an evaluation of each Civitas officer and director to determine whether the individual possesses the ability, experience, and other qualifications required to competently perform present and anticipated duties, including the ability to adhere to established policies and procedures of Civitas; to restore Civitas to, and to thereafter maintain, a safe and sound condition; and to comply with the requirements of this Agreement and all applicable laws and regulations; and

               (iv) an evaluation of the information being provided to the board of directors to enable it to carry out its responsibility to oversee the operations and management of the consolidated organization.

         (b) Within 10 days of the engagement of the independent consultant, but prior to the commencement of the Management Review, Civitas shall submit to the Reserve Bank for approval an engagement letter that sets forth the scope of the Management Review and the date of submission of the Consultant's Report, not to exceed 90 days after the date of the Reserve Bank's approval of the engagement letter.

         (c) Upon receipt of the Consultant's Report, Civitas shall forward a copy to the Reserve Bank.

     2. Within 30 days of Civitas's receipt of the Consultant's Report, Civitas shall submit to the Reserve Bank a written management plan that fully addresses the findings and recommendations in the Consultant's Report and describes the specific actions that the board of directors proposes to take in order to strengthen Civitas's management and improve the board of directors' supervision of Civitas. The plan shall, at a minimum, address, consider, and include actions to improve and strengthen:

         (a) The consolidated organization's risk management program;

         (b) Civitas's oversight of the lending policies and procedures of the Subsidiary Banks; and

         (c) Civitas's planning process and strategic direction.

INTERNAL AUDIT

     3. Within 60 days of this Agreement, Civitas shall submit to the Reserve Bank an acceptable written plan to enhance the enterprise-wide internal audit function. The plan shall address internal audit staffing in terms of the types, number, and qualifications of staff needed to provide an effective audit program for the organization in light of its size and complexity. The plan shall also at a minimum, address, consider, and include:

         (a) Compliance with regulatory guidance regarding the internal audit function, including but not limited to, the requirements of the Interagency Policy Statement on the Internal Audit Function and its Outsourcing, issued March 17, 2003;

         (b) establishment of an audit schedule that ensures that all areas, including but not limited to, the Subsidiary Banks' wire transfer, teller operations, lending, investment securities, and the organization's consolidated balance sheet, and income and expenses, are audited at least yearly;

         (c) procedures for management to review audit reports quarterly, formally respond in writing to criticisms in audit reports, and promptly implement corrective actions that are responsive to audit findings;

         (d) procedures for tracking audit issues and the internal audit function's review of management's corrective action; and

         (e) submission of quarterly audit reports and management responses to the Audit Committee of the board of directors.

     4. (a) Within 60 days of this Agreement, Civitas shall complete a review of its enterprise-wide deposit operations. The purposes of the review shall be to assess current internal controls over deposit operations and to make findings, conclusions, and recommendations for improvements to the internal controls, policies, and procedures in the area of deposit operations. The review shall address, consider, and include, at a minimum, the processes for issuing and controlling official checks, reactivating dormant accounts, and controls over items held for customer pickup. Civitas shall provide a copy of the findings, conclusions, and recommendations of the review to the Reserve Bank upon completion.

         (b) Within 30 days of the completion of its review of Civitas's enterprise-wide deposit operations, Civitas shall submit to the Reserve Bank an acceptable written plan to strengthen deposit operations. The plan shall, at a minimum, take into consideration the findings, conclusions, and recommendations of the review completed pursuant to paragraph 4(a).

CREDIT ADMINISTRATION

     5. Within 60 days of this Agreement, Civitas shall submit to the Reserve Bank an acceptable written plan to strengthen Civitas's enterprise-wide credit administration policies, procedures, and practices. At a minimum, Civitas shall ensure that its credit administration program includes:

         (a) Uniform underwriting standards for all new and renewed loans that emphasize the importance of cash flow analysis of the borrower rather than collateral-based lending and ensure that comprehensive financial statements, tax returns, and other financial data indicating the borrower's capacity to repay the loan are current at the time that the loan is extended are regularly updated during the period that the loan remains outstanding;

         (b) procedures for exceptions to the loan policies, including required documentation by the account officer and approval by each of the Subsidiary Bank's board of directors or committee, as appropriate, that each exception to the policies is in the best interest of the Subsidiary Bank;

         (c) internal controls that are designed to ensure uniform adherence to loan policies and procedures;

         (d) procedures for controlling and monitoring concentrations of credit, including (i) establishing concentration of credit limits for acceptable industries and types of loans; and (ii) managing the risk associated with asset concentrations;

         (e) monthly reviews by Civitas's board of directors and senior management of the level and trend of criticized assets (classified and special mention loans) at each of the Subsidiary Banks, and the establishment of benchmarks and timeframes for reducing the level of classified assets to acceptable levels as determined by the board of directors and senior management;

         (f) collection policies and procedures that are designed to ensure that the organization's consolidated past due and nonaccrual loan ratio remains at an acceptable, manageable level as determined by Civitas's board of directors and senior management; and

         (g) monthly reviews by Civitas's board of directors of the aggregate dollar level and volume of all internally graded loans (grades 1 - 8), and all past due and nonaccrual loans, as a percentage of total loans of each wholly-owned Subsidiary Bank.

LOAN REVIEW

     6. Within 60 days of this Agreement, Civitas shall submit to the Reserve Bank an acceptable enhanced independent loan review program. The program shall, at a minimum, address, consider, and include the following:

         (a) The qualifications of the person or firm engaged to perform loan reviews;

         (b) the periodic review of each loan in excess of $500,000 for compliance with the original repayment schedule, verification of collateral values and the Subsidiary Bank's interest in the collateral, the current financial condition of the borrower and guarantor, and compliance with the Subsidiary Bank's loan policy;

         (c) procedures to confirm the accuracy of all risk grades assigned by loan officers;

         (d) monitoring and reporting of past due loans;

         (e) periodic reporting to the Subsidiary Bank's board of directors of the status of the loan reviews and the action(s) taken by management to improve the Subsidiary Bank's position on each adversely graded loan; and

         (f) documentation of any deviations from the recommendations made by loan review in the minutes of the Subsidiary Bank's board of directors and maintained for subsequent regulatory review.

CAPITAL PLAN

     7. (a) Within 90 days of this Agreement, Civitas shall submit to the Reserve Bank an acceptable written plan to maintain a sufficient capital position for the consolidated organization. The plan shall, at a minimum, address, consider, and include:

               (i) The current and future capital requirements of each wholly-owned Subsidiary Bank and the consolidated organization, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies:
Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

               (ii) the asset quality, condition, and risk profile of each wholly-owned Subsidiary Bank;

               (iii) the anticipated level of retained earnings and dividends of each wholly-owned Subsidiary Bank and Civitas;

               (iv) actions to be taken and the source and timing of additional funds to fulfill the consolidated organization's future capital requirements and to maintain the adequacy of the consolidated organization's ALLL and each wholly-owned Subsidiary Bank's ALLL; and

               (v) projected or anticipated growth of the consolidated organization.

         (b) The board of directors shall monitor and review the sufficiency of the consolidated organization's capital position on a quarterly basis and shall reflect such reviews in the minutes of the meetings of the board of directors.

EARNINGS AND CASH FLOW

     8. Within 90 days of this Agreement, Civitas shall submit to the Reserve Bank a written strategic plan that includes the goals and strategies for improving consolidated earnings for a minimum of three years after the date of this Agreement. The written plan shall, at a minimum, address, consider, and include:

         (a) Identification of the major areas and means by which Civitas's board of directors will seek to improve the operating performance of each wholly-owned Subsidiary Bank;

         (b) financial performance objectives, including plans for asset growth, earnings, liquidity, and capital supported by quarterly and annual pro forma financial statements and assumptions; and

         (c) a budget review process that ensures, at a minimum:

               (i) Timely reporting of discrepancies between budget and
                   performance;

               (ii) documentation of variances from budget; and

               (iii) timely and appropriate revisions to budget.

     9. (a) Within 90 days of this Agreement, Civitas shall submit to the Reserve Bank a comprehensive parent-only cash flow analysis detailing Civitas's planned sources and uses of cash for debt retirement, operating expenses, and other purposes for 2005.

         (b) For each year after 2005, Civitas shall by January 30 of such year submit to the Reserve Bank a parent-only cash flow analysis for such year.

DIVIDENDS

     10. (a) Civitas shall not declare or pay any dividends, with the exception of stock dividends, without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors.

         (b) Civitas shall not take dividends or any other form of payment representing a reduction in capital from any wholly-owned Subsidiary Bank without the prior written approval of the Reserve Bank.

         (c) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date and shall contain, but not be limited to, current and projected information on consolidated earnings, and cash flow, capital, asset quality, and loan loss reserve needs of each wholly-owned Subsidiary Bank.

DEBT AND STOCK REDEMPTION

     11. (a) Civitas shall not, directly or indirectly, incur any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall be received by the Reserve Bank at least 30 days before the company wishes to incur the indebtedness and shall contain, at a minimum, a statement regarding the purpose of the debt, the terms of the debt, the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment. The foregoing restrictions equally apply to any refinancing of existing indebtedness that affect a change in materials terms of the debt instrument (e.g., interest rate, maturity date, and amortization schedule).

         (b) Civitas shall not redeem any stock without the prior written approval of the Reserve Bank.

COMPLIANCE WITH AGREEMENT

     12. (a) Within 30 days of this Agreement, the board of directors of Civitas shall appoint a committee (the "Compliance Committee") to monitor and coordinate the company's compliance with the provisions of this Agreement. The Compliance Committee shall be comprised of three or more outside directors who are not executive officers or principal shareholders, as defined in sections 215.2(e)(1) and (m) of Regulation O of the Board of Governors (12 C.F.R. 215.2(e)(1) and
(m)), of Civitas or any of its subsidiaries or affiliates. At a minimum, the Compliance Committee shall meet monthly, keep detailed minutes of each meeting, and report to the boards of director on a monthly basis on the actions taken to comply with this Agreement and the results of those actions.

         (b) Within 30 days after the end of each calendar quarter (June 30, September 30, December 31, and March 31) following the date of this Agreement, the board of directors of Civitas shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof. Such reports may be discontinued when the corrections required by this Agreement have been accomplished and the Reserve Bank has, in writing, released Civitas from making further reports.

APPROVAL OF PLANS, POLICIES, PROCEDURES, AND PROGRAMS

     13. The engagement letter, plans, and program required by paragraphs 1(b), 3, 4(b), 5, 6, and 7 of this Agreement shall be submitted to the Reserve Bank for review and approval. An acceptable engagement letter, acceptable program, and acceptable plans shall be submitted within the time periods set forth in this Agreement. Civitas shall adopt the approved engagement letter, program, and plans within 10 days of approval by the Reserve Bank and then shall fully comply with them. During the term of this Agreement, the approved program and plans shall not be amended or rescinded without the prior written approval of the Reserve Bank.

COMMUNICATIONS

     14. All communications regarding this Agreement shall be sent to:

          (a)   Mr. Ron Zimmerman
                Vice President
                Federal Reserve Bank of Atlanta
                1000 Peachtree Street, N.E.
                Atlanta, Georgia 30309-4470

          (b)   Mr. Richard Herrington
                President and Chief Executive Officer
                Civitas BankGroup, Inc.
                810 Crescent Centre Drive, Suite 320
                Franklin, Tennessee 37067

MISCELLANEOUS

     15. Notwithstanding any provision of this Agreement to the contrary, the Reserve Bank may, in its sole discretion, grant written extensions of time to Civitas to comply with any provision of this Agreement.

     16. The provisions of this Agreement shall be binding upon Civitas and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

     17. Each provision of this Agreement shall remain effective and enforceable until formally stayed, modified, terminated or suspended in writing by the Reserve Bank.

     18. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors of the Federal Reserve System (the "Board of Governors"), the Reserve Bank, or any other federal or state agency from taking any other action affecting Civitas, the Subsidiary Banks, or any of their current or former institution-affiliated parties and their successors and assigns.

     19. This Agreement is a "written agreement" for the purposes of, and is enforceable by the Board of Governors as an order issued under, section 8 of the FDI Act (12 U.S.C. 1818).

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of this 22nd day of April, 2005.


Civitas BankGroup, Inc.                     Federal Reserve Bank of Atlanta



By: /s/Richard Herrington                   By: /s/Ron Zimmerman
    ---------------------                       ----------------
    Richard Herrington                          Ron Zimmerman
    President                                   Vice President